Exhibit 99.1

LM Funding America Inc.

Announces Silcox Replaces Traber on Board of Directors

TAMPA, FL, January 29, 2021 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or “LMFA”), a technology-based specialty finance company, today announced the resignation of Martin Traber from the Board of Directors and the election of Frank Silcox to the Board of Directors to complete Mr. Traber’s term which expires at the 2022 Annual Meeting of Shareholders.  Mr. Traber is leaving the board of LMFA in order to become a director of LM Acquisition Opportunities, Inc., (“LMAO”) (Nasdaq:LMAO), a specialty acquisition company and controlled subsidiary of LMFA.  Mr. Silcox returns to a leadership position with LMFA after founding the Company and having served as the Manager of LMFA’s predecessor and wholly owned subsidiary, LM Funding, LLC, from inception in January 2008 until December 31, 2014.

On January 28, 2020, LMAO completed an upsized initial public offering resulting in proceeds of $103.5 million.  “We believe LMFA is best served by Mr. Traber’s active participation on the board of LMAO where we hope his contacts and experience will contribute to a successful merger transaction for our SPAC”, said Bruce M. Rodgers, chief executive officer of LMFA and LMAO.  “Replacing Mr. Traber with Mr. Silcox on the LMFA board will reunite the management team from LMFA’s most successful years.”  Rodgers said.

Mr. Silcox and Mr. Rodgers are credited with conceiving and developing LM Funding’s business model and growing the business together prior to its IPO.  “We started LM Funding with very little capital which constrained our growth.”  Said, Mr. Silcox.  “I am excited to rejoin the company as a director to help re-envision the business model with the $20 million in cash LM Funding has accumulated.”

Mr. Silcox will also replace Mr. Traber as an independent director on the LMFA Board’s compensation and nominating committees.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois by funding a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,”

“expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guaranties of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, uncertainty created by the COVID-19 pandemic, our ability to acquire new accounts at appropriate prices, the need for capital, our ability to hire and retain new employees, changes in governmental regulations that affect our ability to collected sufficient amounts on defaulted consumer receivables, changes in the credit or capital markets, changes in interest rates, and negative press regarding the debt collection industry.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce M. Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com

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